As filed with the Securities and Exchange Commission on November 26, 2019

Registration No. 333-204490

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sundance Energy Australia Limited

(Exact name of registrant as specified in its charter)

Australia	Not applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1050 17th Street, Suite 700 Denver, CO 80265	(303) 543-5700
(Address of principal executive offices, including Zip Code)	(Registrant’s telephone number, including area code)

Sundance Employee Option Plan

Sundance Energy Australia Limited Long Term Incentive Plan

(Full title of the plans)

Eric P. McCrady

Sundance Energy Inc.

Chief Executive Officer

1050 17th Street, Suite 700

Denver, CO 80265

(Name and address of agent for service)

(303) 543-5700

(Telephone number, including area code, of agent for service)

Copies to:

Heath C. Trisdale
Baker & McKenzie LLP
700 Louisiana Street, Suite 3000
Houston, Texas 77002
(713) 427-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☐	Emerging growth company	☒
Accelerated filer	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-204490) filed by Sundance Energy Australia Limited (the “Registrant”)  with the Securities and Exchange Commission on May 27, 2015 (the “Registration Statement”), registering 25,000,000 ordinary shares of the Registrant issuable pursuant to the Sundance Employee Option Plan and Sundance Energy Australia Long Term Incentive Plan.

On November 26, 2019 (the “Effective Date”), the redomiciliation of the Registrant was completed pursuant to which Sundance Energy Inc., a Delaware corporation (the “Company”) acquired all of the issued and outstanding ordinary shares of the Registrant in exchange for newly issued shares of common stock of the Company pursuant to a Scheme of Arrangement under Australian law (the “Scheme”), and became the ultimate parent company of the Sundance group of companies.  As of the Effective Date, the Company became the successor issuer to the Registrant pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended.

As a result of the Scheme, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on November 26, 2019.

SUNDANCE ENERGY AUSTRALIA LIMITED

By:	/s/ Eric P. McCrady
Name:	Eric P. McCrady
Title:	Chief Executive Officer